Exhibit 10.3

***Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. Section 200.80(b)(4)
And 240.24b-2

Addendum to September 19, 2002

U.S. Co-Promotion Agreement

by and between

Amylin Pharmaceuticals, Inc.

and

Eli Lilly and Company

Addendum Effective as of

May 8th, 2008

ADDENDUM TO U.S. CO-PROMOTION AGREEMENT

This Addendum to the U.S. Co-Promotion Agreement (the “Addendum”) is made effective as of the 8th day of May, 2008 (the “Effective Date”) by and between Amylin Pharmaceuticals, Inc. (“Amylin”), a Delaware corporation having its principal place of business at 9360 Towne Center Drive, San Diego, California, 92121.

and

Eli Lilly and Company, an Indiana corporation having its principal place of business at Lilly Corporate Center, Indianapolis, Indiana, 46285 (“Lilly”).

RECITALS:

Whereas, Amylin and Lilly are parties to a Collaboration Agreement dated September 19, 2002 (the “Collaboration Agreement”), regarding the development and commercialization of Product, and U.S. Co-Promotion Agreement (“Co-Promotion Agreement”) dated September 19, 2002, regarding the promotion of Product;

Whereas, Lilly desires to engage, PharmaBio Development, Inc d/b/a NovaQuest, having its principal place of business at 4709 Creekstone Dr., Durham NC 37703 (hereinafter “NovaQuest”) to provide contract sales services for the Product.

Whereas, the Parties are entering into this Addendum to set forth the terms and conditions of Lilly’s engagement of NovaQuest to promote Product pursuant to the terms and conditions of the Co-Promotion Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained in this Addendum, the Parties agree as follows:

Amylin and Lilly wish to append certain additional rights and obligations for each Party in addition to the Party’s respective rights and obligations under the Co-Promotion Agreement.  To the extent not otherwise modified in this Addendum, the rights and obligations of each Party under the Co-Promotion Agreement shall continue in full force and effect.

ARTICLE I

DEFINITIONS

As used herein, the following terms shall have the meanings indicated and any capitalized terms used herein and not defined herein shall have the meanings provided in the Co-Promotion Agreement:

“Co-Promotion Start Date” shall mean the date on which the NovaQuest’s Sales Force has received training on the Product in accordance with this Addendum and begins making NovaQuest Details, which shall be not later than July 1, 2008.

“NovaQuest Detail” means a face to face presentation by a representative of the NovaQuest sales force to a healthcare professional in a setting appropriate for a meaningful medical dialogue during which presentation such representative makes a Secondary Detail relating to Product.  A delivery of Samples does not constitute a NovaQuest Detail.

 “Sample” shall mean quantities of Product or vouchers allowing patients to acquire Product at no charge given to authorized medical professionals for no or minimal consideration as part of the marketing, advertising and promotion of the Product.

“Third Priority Product”  means the third priority pharmaceutical product for which a sales representative is expected to present the uses and benefits after presenting the First Priority Product and Second Priority Product in his or her face-to-face meetings with health care professionals during which he or she presents the uses and benefits of pharmaceutical products.

“U.S. Ops” shall mean the committee established by Amylin and Lilly as the successor, in part, of the responsibilities and obligations of the JCC.

ARTICLE II

USE OF NOVAQUEST BY LILLY

2.1                               Product Promotion by NovaQuest.

Pursuant to Section 2.3(d) of the Co-Promotion Agreement, Amylin hereby consents to Lilly’s engagement of NovaQuest as a CSO to help fulfill Product detail obligations in the Co-Promotion Territory; provided, however that Lilly shall remain liable and responsible for the performance and observance of all its duties and obligations under the Co-Promotion Agreement and the obligations of NovaQuest pursuant to this Addendum.

2.2                               Compliance with Law by NovaQuest.

Lilly represents and warrants that NovaQuest will have prior to the Effective Date agreed that they shall comply with all applicable laws, rules and regulations including, but not limited to the Federal Equal Employment Opportunity Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Immigration Reform and Control Act of 1986, the Food, Drug and Cosmetic Act, Section 1128B(b) of the Social Security Act (42 U.S.C.§ 1320(a)-7(b(b), the Prescription Drug Marketing Act . NovaQuest prior to the Effective Date will agree to and shall comply with all applicable data protection laws and regulations, including without limitation, the Health Insurance Portability and Accountability Act (HIPAA) Privacy Regulations. Further, Lilly represents and warrants that NovaQuest prior to the Effective Date will have certified to Lilly that it has not and will not use in any capacity (either directly or through subcontractors) the services of any person debarred under the Generic Drug Enforcement Act of 1992 (GDEA) (specifically, under 21 USC 335a) in connection with services provided on behalf of Lilly during the term of this Addendum.

2.3                               Compliance with Agreements and Policies by NovaQuest.

Lilly shall ensure that NovaQuest, in carrying out its responsibilities and activities under this Addendum on behalf of Lilly, complies with the terms and conditions of the Co-Promotion Agreement and Collaboration Agreement as applicable and any applicable company policies outlined by the Parties.  NovaQuest’s breach of imposed duties and obligations shall be deemed to be Lilly’s breach of the Co-Promotion Agreement and/or Collaboration Agreement as applicable for purposes of this Addendum.

2.4                               NovaQuest Sales Force.

NovaQuest currently has a sales force of sales representatives, district managers and regional sales directors dedicated to promoting products on behalf of Lilly. (“NovaQuest Sales Force”).  Under this Addendum, the Parties agree that Lilly will engage NovaQuest to help fulfill Product detail obligations pursuant to the Co-Promotion Agreement and Collaboration Agreement

(a)                                  Lilly shall cause the NovaQuest Sales Force to Detail Product in the Co-Promotion Territory to Targeted Physicians in accordance with the Promotion Plan and the strategies established by US Ops.   Lilly will be responsible for general sales training and Product related sales training of the NovaQuest Sales Force in accordance with the procedures established by US Ops.  Lilly shall cause NovaQuest not to hold their own sales force meetings regarding Product.

(b)                                 Lilly will use its Commercially Reasonable Efforts to ensure that variable pay components of NovaQuest’s compensation structure, including but not limited to incentives, for the NovaQuest Sales Force is consistent with the NovaQuest Detail position the Parties have agreed upon for Product with such sales force.  The NovaQuest Detail position of Products addressed herein and incentive weighting agreed upon by the Parties as of the Effective Date is specified in Exhibit A attached hereto and incorporated by reference

(c)                                  Lilly shall cause NovaQuest to conduct all of its activities under this Addendum, including, but not limited to, training, NovaQuest Detail, Promotional Activities, record-keeping, collection of consumer data (if any), and sampling (if any), in compliance with the FDA-approved package insert and labeling of Product, the applicable Promotional Materials, the Lilly Good Promotional Practice Guidelines or the Amylin equivalent and all Applicable Laws.

(d)                                 Size of the NovaQuest Sales Force.   Lilly shall use its Commercially Reasonable Efforts to have in place as of the Co-Promotion Start Date not less than [***] ([***]) full-time, trained and placed sales representatives in the NovaQuest Sales Force for purposes of detailing Product.  Upon the Parties’ execution of this Agreement, Lilly shall notify Amylin in writing of the exact size of the NovaQuest Sales Force that it intends to field.  Lilly shall use its Commercially Reasonable Efforts to maintain the NovaQuest Sales Force at such size during the term of this Addendum.

2.5                               Information Lilly and/or NovaQuest Will Provide to Amylin.

Lilly will cause NovaQuest to maintain, in accordance with applicable laws, records regarding the NovaQuest Sales Force Activities under this Addendum and will provide Amylin, following the Co-Promotion Start Date, with the following written reports and such other information as Amylin may from time to time reasonably request:

(i)	Within [***] ([***]) days after the end of each [***]:
	•	[***];
	•	[***];
	•	[***]; and
	•	[***].

(ii)	Within [***] ([***]) days after the end of each Calendar [***]:
	•	[***]; and
	•	[***].

* Confidential treatment request(ed)

Lilly will cause NovaQuest to keep records in sufficient detail to enable the accuracy of the information provided under (i) through (ii) of this Section to be verified.  NovaQuest will keep such records for at least one (1) year after the expiration or termination of this Addendum, unless a longer retention period for a particular record is specified in this Addendum or by Applicable Laws.

Lilly shall from time to time provide such information as Amylin may reasonably request in order for Amylin to track NovaQuest’s activities under this Addendum and facilitate promotion of Product to Targeted Physcians by NovaQuest during the Term and by Amylin following the Term; provided, however, that following the Term, Amylin shall reimburse any Third Person out-of-pocket costs reasonably incurred by Lilly in providing such information.  This may include assistance from Lilly in creating and updating prescriber profiles and otherwise transitioning promotional responsibility from Lilly to Amylin after the Term.

ARTICLE III

3.1                               Distribution of Samples.

(a)                                  Rights.   It is contemplated that in support of NovaQuests’ Detailing of the Product hereunder, an appropriate level of Samples will be supplied to NovaQuest.  US Ops will determine the appropriate level and develop appropriate procedures for delivery of Samples and Sample accountability for the NovaQuest Sales Force.  Amylin will supply, and Lilly will obtain, all such Samples from Amylin.  Lilly shall cause NovaQuest to use Samples strictly in accordance with the then current Commercial Plan and Lilly shall cause NovaQuest to distribute Samples in full compliance with all Applicable Laws.

(b)                                 Lilly’s Responsibilities for Samples.  Lilly shall be solely responsible for the transport, storage, handling, and distribution of Samples (if any)  NovaQuest obtains under this Addendum.  Lilly will cause NovaQuest to transport, store, handle, and distribute all Samples in compliance with all Applicable Laws and with the procedures established by US Ops.

3.2                               NovaQuest’s Use and Distribution of Promotional Materials.

As part of its efforts under this Addendum, Lilly will cause the NovaQuest Sales Force to use and, as applicable, distribute Promotional Materials to health care professionals to whom it details Product in accordance with the Commercialization Plan.  The Promotional Materials will be used by NovaQuest only for purposes addressed herein.  Lilly will not permit NovaQuest to create any Promotional Materials.  Lilly will not permit NovaQuest to copy or alter in any manner (including rearranging, underlining, highlighting, recording notes, etc.) the Promotional Materials nor will Lilly allow the NovaQuest Sales Force to use any such unauthorized, copied, or altered Promotional Materials.

3.3                               Discontinuation of Materials and Samples.

If Amylin informs Lilly that a Training Material, Promotional Material, or Sample may no longer be used or distributed,or if Lilly determines that a Training Material, Promotional Material or Sample may no longer be used or distributed, Lilly will not allow the NovaQuest Sales Force to use or distribute such Training Material, Promotional Material, or Sample after the no-use date identified Amylin.

Lilly covenants that it will not permit NovaQuest to promote Product for any use not approved by the FDA.  Lilly also covenants that it will not permit NovaQuest to knowingly make any false or misleading representation to any health care professional or others regarding Product and that Lilly will not permit NovaQuest to make, except as contained in the Promotional Materials and the Product’s package insert and labeling, any representation, warranty, or guarantee with respect to the specifications, features, or capabilities of Product.

3.4                               Financial Provisions

All matters related to the Parties’ compensation for their respective services hereunder and right to reimbursement for expenses and other financial matters shall be as set forth in the Collaboration Agreement; provided, however, the Parties agree that unless otherwise specified hereafter, any and all compensation costs or expenses associated with or related to NovaQuest shall be at the sole cost and expense of Lilly and shall not in any manner be borne by to Amylin.

3.5                               Information Technology Framework.

To ensure efficient, timely and accurate communication of data and information between the Parties regarding activities under this Addendum, Lilly will cause NovaQuest to have in place and maintain an appropriate information technology infrastructure

3.6                               Insurance Coverage.

Lilly will cause NovaQuest to maintain insurance coverage on its activities to be carried out pursuant to this Addendum.  Such insurance will be maintained with a reputable insurance carrier(s), and will include, without limitation, errors and omissions insurance and comprehensive general liability insurance for claims for damages arising from bodily injury (including death) and property damages arising out of acts or omissions of NovaQuest under this Addendum.  Such insurance will also be written on a per occurrence basis.  The failure to maintain such insurance coverage will not relieve Lilly of any responsibility under this Addendum for damage in excess of insurance limits or otherwise.  Lilly will also cause NovaQuest to maintain workers’ compensation and employer’s insurance for the NovaQuest Sales Force.

ARTICLE IV

CONFIDENTIALITY

4.1                               Obligations.

Lilly shall cause NovaQuest to hold in confidence Amylin’s Confidential Information consistent with the confidentiality provisions of the Collaboration Agreement and Co-Promotion Agreement.

ARTICLE V

TERM AND TERMINATION

5.1                               Term.

a)                                      Duration.  The Addendum, unless terminated earlier under this Article 5, will be in effect from the Effective Date until December 31, 2009, unless otherwise extended by mutual agreement of the Parties. (the “Term”).

 (b)                              Consequences upon Expiration of the Term.  If the Addendum has not been terminated earlier, upon the date the Term expires:

(i)                                           The Addendum expires, except as set forth in Section 5.7;

(ii)                                        The NovaQuest Sales Force will cease all activities with regard to Product and;

(iii)                                     All of Lilly’s rights under this Addendum to have NovaQuest promote Product including, but not limited to, use of the Training Materials, Samples and Promotional Materials, shall cease.

5.2                               Termination for an Uncured Material Breach by Amylin.

(a)                                  Procedure.  If Amylin is in breach of any material obligation, agreement, condition, covenant, representation, or warranty under this Addendum, Lilly may give written notice of such breach to Amylin.  If, within five (5) business days after it receives Lilly’s notice, Amylin does not give Lilly written notice disputing, in good faith, that a breach has occurred, Amylin has sixty (60) days (or, in the event that such breach relates to the nonpayment of money, ten (10) days) from receipt of Lilly’s notice to cure such breach. If, within those sixty (60) days (or ten (10) days, as applicable), Amylin has not cured such breach, Lilly may give notice of termination, and termination of this Addendum will be effective immediately upon Amylin’s receipt of such notice or at such later date as Lilly may specify in such notice.

If, within five (5) business days after it receives Lilly’s notice of the breach, Amylin gives Lilly written notice disputing, in good faith, that a breach has occurred, the Parties will meet within fifteen (15) days after Lilly’s notice of such breach to attempt to resolve the dispute.  If, upon the expiration of such fifteen (15) days, the Parties have not agreed upon a resolution to such disputed breach, such dispute will be immediately referred upon the expiration of such fifteen (15) days to a member of the Lilly Policy Committee (or its successor) and to the Chief Executive Officer of Amylin.  If these two individuals cannot agree upon a resolution to such disputed breach within fifteen (15) days of its referral to them, Lilly may again give Amylin written notice of its intent to terminate the Addendum for Amylin’s breach.  If, within thirty (30) days (or, in the event that such breach relates to the nonpayment of money, ten (10) days) after such notice, Amylin has not cured such breach, Lilly may give notice of termination, and termination of this Addendum will be effective immediately upon Amylin’s receipt of such notice or at such later date as Lilly may specify in such notice.

(b)                                 Consequences of Termination.  If, pursuant to Section 5.2 Lilly terminates this Addendum as a result of Amylin’s uncured breach, then, as of the effective date of such termination:

(i)                                     The Addendum terminates, except as set forth in Section 5.7;

(ii)                                  The NovaQuest Sales Force will cease all activities with regard to Product; and

(iii)                               All of NovaQuest’s rights under this Addendum to promote Product including, but not limited to, use of the Training Materials, Samples and Promotional Materials, shall cease.

5.3                               Termination for an Uncured Material Breach by Lilly or NovaQuest.

(a)                                  Procedure.  If Lilly or NovaQuest is in breach of any material obligation, agreement, condition, covenant, representation, or warranty under this Addendum, Amylin may give written notice of such breach to Lilly.  If, within five (5) business days after it receives Amylin’s notice, Lilly does not give Amylin written notice disputing, in good faith, that a breach has occurred, Lilly has sixty (60) days (or, in the event that such breach relates to the nonpayment of money, ten (10) days) from receipt of Amylin’s notice to cure such breach.  If, within those sixty (60) days (or ten (10) days, as applicable), Lilly has not cured such breach, Amylin may give notice of termination, and termination of this Addendum will be effective immediately upon Lilly’s receipt of such notice or at such later date as Amylin may specify in such notice.

If, within five (5) business days after it receives Amylin’s notice of the breach, Lilly gives Amylin written notice disputing, in good faith, that a breach has occurred, the Parties will meet within fifteen (15) days after Amylin’s notice of such breach to attempt to resolve the dispute.  If, upon the expiration of such fifteen (15) days, the Parties have not agreed upon a resolution to such disputed breach, such dispute will be immediately referred upon the expiration of such fifteen (15) days to a member of the Lilly Policy Committee (or its successor) and to the Chief Executive Officer of Amylin.  If these two individuals cannot agree upon a resolution to such disputed breach within fifteen (15) days of its referral to them, Amylin may again give Lilly written notice of its intent to terminate the Addendum for Lilly’s breach.  If, within thirty (30) days (or, in the event that such breach relates to the nonpayment of money, ten (10) days) after such notice, Lilly has not cured such breach, Amylin may give notice of termination, and termination of this Addendum will be effective immediately upon Lilly’s receipt of such notice or at such later date as Amylin may specify in such notice.

(b)                                 Consequences of Termination.  If, pursuant to Section 5.3 Amylin terminates this Addendum as a result of Lilly’s uncured breach, then, as of the effective date of such termination:

(i)                                     The Addendum terminates, except as set forth in Section 5.7

(ii)                                  The NovaQuest Sales Force will cease all activities with regard to Product; and

(iii)                               All of NovaQuest’s rights under this Addendum to promote Product including, but not limited to, use of the Training Materials, Samples and Promotional Materials, shall cease.

5.4                               Termination for Insolvency or Bankruptcy.

(a)  Procedure.   Either Party may, by written notice, terminate this Addendum with immediate effect if the other Party:

(i)                                     makes a general assignment for the benefit of creditors;

(ii)                                  files an insolvency petition in bankruptcy;

(iii)                               petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets;

(iv)                              commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors; or

(v)                                 becomes a party to any proceeding or action of the type described above in (iii) or (iv), and such proceeding or action remains undismissed or unstayed for a period of more than sixty (60) days.

(b)  Consequences of Termination.  If this Addendum is terminated pursuant to Section 5.4 then;

(i)                                     The Addendum terminates, except as set forth in Section 5.7;

(ii)                                  The NovaQuest Sales Force will cease all activities with regard to Product; and

(iii)                               All of NovaQuest’s rights under this Addendum to promote Product including, but not limited to, use of the Training Materials, Samples and Promotional Materials, shall cease.

5.5                               NovaQuest’s Destruction or Return of Certain Items after Expiration or Termination of the Addendum.

Within thirty (30) days after (i) the expiration of the Term or (ii) the effective date of termination, whichever is applicable, NovaQuest via Lilly will return all Training Materials and Promotional Materials in its possession, except for one (1) copy of such Training Materials and Promotional Materials which may be retained for Lilly’s legal records only and at Amylin’s instruction either destroy or return to Amylin Samples.  Lilly and Amylin shall share in the expense of such destruction or return contemplated under this Section 5.5. Within thirty-five (35) days after (i) the expiration of the Term or (ii) the effective date of termination, whichever is applicable, Lilly will deliver to Amylin an instrument duly executed by an executive officer of Lilly that certifies Lilly’s compliance with this Section.

5.6                               Termination without Cause.

(a) Procedure.  Either Party shall at any time, without cause terminate this Addendum, effective upon sixty (60) days prior written notice to the other Party.

(b)                                 Consequences of Termination.  If, pursuant to Subsection (a), then, as of the effective date of such termination:

(i)                                     The Addendum terminates, except as set forth in Section 5.7;

(ii)                                  The NovaQuest Sales Force will cease all activities with regard to Product; and

(iii)                               All of NovaQuest’s rights under this Addendum to promote Product including, but not limited to, use of the Training Materials and Promotional Materials, shall cease.

5.7                               Surviving Obligations.

The rights and obligations of the Parties under Article 1 (Definitions), Article 3.1 (Distribution of Samples), Article 3.2 (NovaQuest’s Use and Distribution of Promotional Materials), Article 3.3 (Discontinuation of Materials and Samples), Article 3.4 (Financial Provisions), Article 3.6 (Insurance Coverage), Article 4 (Confidentiality), Article 5 (Term and Termination), and Article 6 (General Provisions) shall survive any termination or expiration of this Addendum.

Also, termination or expiration of the Addendum will not affect rights and obligations of the Parties that by their nature or by the terms of the particular provision survive.

Finally, except as specifically provided to the contrary in this Addendum, termination or expiration of the Addendum will be without prejudice to any rights that have accrued to the benefit of either Party prior to such termination or expiration and will not relieve either Party of any obligations accrued by it hereunder prior to such termination or expiration.

ARTICLE VI

GENERAL PROVISIONS

6.1                               Legal Compliance.

Lilly will cause NovaQuest to comply with all Applicable Laws in the performance of its obligations or the exercise of its rights hereunder.

6.2                               Assignment.

This Addendum may not be assigned by either Party without the written consent of the other Party.  Lilly will not permit NovaQuest to assign any of its obligations to promote Product without Amylin’s consent.

6.3                               Independent Contractors.

It is understood and agreed that NovaQuest is an independent contractor and is engaged in the operation of their own respective business and will not be considered the agent of Amylin for any purpose whatsoever. NovaQuest will not have any authority to enter into any contracts or assume any obligations for Amylin nor make any warranties or representations on behalf of Amylin.

6.4                               Governing Law.

This Addendum and all amendments, modifications, alterations, or supplements hereto, and the rights of the Parties hereunder, will be construed under and governed by the laws of the state of New York exclusive of its conflicts of laws principles.

6.5                               Entire Agreement.

This Addendum, including the Collaboration Agreement and Co-Promotion Agreement, any exhibits or attachments attached hereto constitute the entire agreement between Amylin and Lilly with respect to the subject matter hereof, and all previous or other negotiations, representations and understandings with respect to the subject matter hereof between Amylin and Lilly are superseded as of the Effective Date.  This Addendum has been prepared jointly and will not be strictly construed against either Party.

6.6                               Severability.

If a provision of this Addendum (or portion thereof) is held to be illegal, invalid, or unenforceable by a court of competent jurisdiction, the remaining provisions (and portions thereof) of the Addendum shall remain in full force and effect.  In addition, to the extent feasible and legally permissible, the court of competent jurisdiction will replace the illegal, invalid, or unenforceable provision of this Addendum with a valid provision that eliminates such violation while conforming as closely as possible to the original terms of this Addendum.

If a provision of this Addendum (or portion thereof) that is essential to the commercial purpose of this Addendum is held to be illegal, invalid, or unenforceable by a court of competent jurisdiction and such court cannot replace (either because such replacement is not feasible or not legally permissible) such provision with a valid provision that eliminates such violation while conforming as closely as possible to the original terms of this Addendum, the remaining provisions (and portions thereof) of the Addendum remain in full force and effect, but either Party may terminate the Addendum upon written notice to the other.

6.7                               Notices.

All notices, statements, and reports required to be given under this Addendum shall be given in the manner specified in the Collaboration Agreement.

6.8                               Counterparts.

This Addendum may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

6.9                               Waiver.

The failure of either Party to enforce any provision of this Addendum at any time will not be construed as a present or future waiver of such provision or any other provision of this Addendum.

6.10                        Modifications.

No amendment, waiver or modification of this Addendum will be valid or binding on either Party unless made in writing and signed by duly authorized representatives of both Parties.

6.11                        Headings.

All headings and captions used in this Addendum are for convenience only, and are not intended to have any substantive effect.

6.12                        No Other Licenses or Rights

Except as specifically provided for in this Addendum, neither Party grants, expressed or implied, any license or rights to the other Party.

6.13                        Further Actions.

Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all other acts, as may be reasonably necessary or appropriate within the contemplation of this Addendum to carry out the purposes and intent of this Addendum.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has executed this Addendum by its respective, duly authorized officer as of the day and year herein written.

AMYLIN PHARMACEUTICALS, INC.		ELI LILLY AND COMPANY

By:	/s/ Joe Young	By:	/s/ John Lechleiter

Name: Joe Young		Name:	John Lechleiter

Title: Sr. Vice President, Marketing		Title:	President and
Chief Executive Officer

Exhibit A

Detail Position and Incentive Weighting

[***] shall be no less than [***]%

[***] shall be no more than [***]%

* Confidential treatment request(ed)